Exhibit 10.14

ALGOMA STEEL HOLDINGS INC.

LONG-TERM EQUITY INCENTIVE PLAN

May 13, 2020

8.2	Death or Total Incapacity	19
8.3	Involuntary Termination without Just Cause	20
8.4	Termination with Just Cause	21
8.5	Employment or Engagement with Related Entity	21
8.6	Specified Employees	21

ARTICLE 9 RESTRICTIVE COVENANTS		22
9.1	Non-Competition	22
9.2	Non-Solicitation and Non-Negotiation	22
9.3	Passive Investments	23

ARTICLE 10 EVENTS AFFECTING THE CORPORATION		23
10.1	General	23
10.2	Non-Cash Liquidity Event	23
10.3	Cash-Out Right	24
10.4	U.S. Taxpayers	25
10.5	Reorganization of Corporation’s Capital	25
10.6	Other Events Affecting the Corporation	25
10.7	Unequal Treatment	26
10.8	Issuance by Corporation of Additional Shares	26
10.9	Fractions	26

ARTICLE 11 AMENDMENT, SUSPENSION OR TERMINATION OF THE PLAN		26
11.1	Amendment, Suspension, or Termination of the Plan	26
11.2	Shareholder Approval	27
11.3	Permitted Amendments	27

ARTICLE 12 MISCELLANEOUS		28
12.1	Legal Requirement	28
12.2	Securities Law Compliance	28
12.3	No Other Benefit	28
12.4	Rights of Participant	28
12.5	Corporate Action	28
12.6	Unfunded Plan	28
12.7	Conflict	29
12.8	Anti-Hedging Policy	29
12.9	Participant Information	29
12.10	Participation in the Plan	29
12.11	Successors and Assigns	29
12.12	General Restrictions on Assignment	29
12.13	Severability	30
12.14	Notices	30
12.15	Effective Date	30
12.16	Governing Law	30
12.17	Submission to Jurisdiction	30

2

Exhibit 10.14

ALGOMA STEEL HOLDINGS INC.

Long-Term Equity Incentive Plan

ARTICLE 1

PURPOSE

1.1	Purpose

The purposes of this Plan are (a) to advance the interests of the Corporation by enhancing the ability of the Corporation and its Affiliates to attract, motivate and retain Employees and Directors, (b) to reward such Persons for their sustained contributions, and (c) to encourage such Persons to take into account the long-term corporate performance of the Corporation and its Affiliates.

ARTICLE 2

INTERPRETATION

2.1	Definitions

When used herein, unless the context otherwise requires, the following terms have the indicated meanings, respectively:

“Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly, through one or more intermediaries, Controls or is Controlled by, or is under common Control with, such specified Person;

“Award” means any Director Unit, Incentive RSU or Incentive PSU granted under this Plan, which may be denominated or settled in Shares, cash or in such other forms as provided for herein;

“Award Agreement” means a signed, written agreement between a Participant and the Corporation, in the form or any one of the forms approved by the Plan Administrator, granting an Award under this Plan to the Participant, which agreement may evidence additional terms and conditions on which such Award has been granted (including written or other applicable Engagement Agreements) and which need not be identical to any other such agreements;

“Board” means the board of directors of the Corporation as it may be constituted from time to time;

“Business Day” means a day, other than a Saturday or Sunday, on which the principal commercial banks in the City of Sault Ste. Marie, Ontario are open for commercial business during normal banking hours;

“Cessation Date” in respect of a Participant means the date on which such Participant’s employment or engagement with the Corporation or a Related Entity, as applicable, ceases, regardless of the reason for such cessation and specifically including Voluntary Resignation, termination, death, Total Incapacity or retirement, and without regard to any notice of termination, pay in lieu of notice of termination, severance or other damages paid or payable to the Participant except as may be required by any applicable mandatory minimum employment standards legislation that cannot be waived;

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, including any relevant regulations promulgated thereunder;

“Commencement of a Liquidity Event” the entering into of an agreement, arrangement or transaction, or the first moment of any event, at any time and by whatever means the outcome of which will or is reasonably expected to result, or results, in the occurrence of a Liquidity Event;

“Competitive Business” means any of the following:

(a)	the business of the production, manufacturing, sale or distribution of steel products and related inputs (including hot and cold rolled steel sheet and plate products);

(b)	the business carried on from time to time by any of Stelco, ArcelorMittal Dofasco, Evraz North America, or any of their respective Affiliates; or

(c)

any material business carried on by Algoma Steel Inc. during the Participant’s employment or engagement with it, the Corporation or any of its Affiliates, or any other prospective business set out in a written business plan in which the Participant was actively involved in the development or execution.

“Completion of a Liquidity Event” the closing of the transaction contemplated by an agreement, arrangement or transaction, or the final moment of an event, at any time and by whatever means the outcome of which resulted in the occurrence of a Liquidity Event;

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have the meaning correlative thereto;

“Corporation” means Algoma Steel Holdings Inc.;

“Customer” means:

(a)

any Person or Affiliate thereof for which Algoma Steel Inc. or any of its Affiliates has provided services or with which Algoma Steel Inc. or any of its Affiliates has conducted business or completed or renewed a contract at any time during the twelve (12) month period immediately preceding the applicable Participant’s Cessation Date, Algoma Steel Inc. or another Related Entity, provided that, the foregoing shall not apply to any Person that the Participant did not know and had no reasonable basis to believe had conducted business with Algoma Steel Inc. or any of its Affiliates or completed or renewed a contract at any time during the twelve (12) month period immediately the applicable Participant’s Cessation Date; or

(b)

any Person or any Affiliate thereof for which or to which the applicable Participant has submitted or assisted in the preparation of a letter of intent, bid, proposal or quote of any kind during the twelve (12) month period immediately preceding the applicable Participant’s Cessation Date with the objective of securing the business or patronage of such Person for the benefit of the Corporation, Algoma Steel Inc. or any of its Affiliates.

“Date of Grant” means, for any Award, the date specified by the Plan Administrator at the time it grants the Award or, if no such date is specified, the date upon which the Award was granted;

“Director” means a member of the Board or of the board of directors of a Related Entity;

“Director Fees” means retainer, committee chair, meeting and similar fees payable to a Director pursuant to his or her Engagement Agreement;

“Director Unit” means an Award granted under Article 4;

“Employee” means an individual who:

(c)	is considered an employee of the Corporation or a Related Entity for purposes of source deductions under applicable tax or social welfare legislation; or

(d)

works full-time or part-time on a regular weekly basis for the Corporation or a Related Entity providing services normally provided by an employee and who is subject to the same control and direction by the Corporation or such Related Entity over the details and methods of work as an employee of the Corporation or such Related Entity;

“Engagement Agreement” means an agreement of employment, agreement of engagement for services as a director, or similar written agreement, as may be amended or supplemented from time to time;

“Equity Value Multiple” achieved by the Corporation on a Liquidity Event in respect of an Incentive PSU shall be equal to the fair market value of the Shares immediately prior to the Completion of the Liquidity Event, as determined by the Board acting reasonably and having regard to the form of the Liquidity Event, calculated by including cash on the Corporation’s consolidated balance sheet but excluding liabilities in respect of pension and other post-employment benefit obligations (in each case net of any deferred tax asset or liability in respect thereof), divided by the aggregate Share Value of the Shares at the time such Incentive PSU was granted;

“Exchange” any recognized North American stock exchange on which the Shares are or may be listed from time to time;

“Exercise Date” means the day that immediately precedes the Completion of a Liquidity Event;

“Exercise Price” means the price at which a Non-Voting Share may be purchased pursuant to the exercise of an Award;

“Incentive PSU” means an Award granted under Article 6;

“Incentive RSU” means an Award granted under Article 5;

“Just Cause” means, except as may otherwise be specified in the applicable Engagement Agreement, any conduct by the Participant which would constitute just cause for dismissal as recognized by law and which, for greater certainty, shall be deemed to include:

(a)	any act of theft or misappropriation of the Corporation’s or any of its Affiliates’ property;

(b)

any breach of trust or fiduciary duty, fraud, material dishonesty, or other wilful misconduct in connection with any aspect of the Participant’s employment or engagement with the Corporation or any of its Affiliates, including in respect of any representation made by the Participant in his or her Engagement Agreement or in connection with his or her employment or engagement;

(c)	any refusal or deliberate failure by the Participant to comply with a lawful directive, if applicable, from the Board;

(d)	gross negligence by the Participant in the performance of his or her duties as an Employee or Director;

(e)

the finding of fault or imposition of any disciplinary remedy against the Participant by any regulatory agency in any jurisdiction in connection with or as a result of any investigations, proceedings or actions against the Participant by such regulatory agency;

(f)	the Participant’s conviction or admission of a crime that results in a sentence of imprisonment or that involves moral turpitude; and

(g)	any material or ongoing breach by the Participant of his or her Engagement Agreement, this Plan or his or her obligations thereunder or hereunder;

“Liquidity Event” means the occurrence of any one or more of the following events:

(a)

any transaction at any time and by whatever means, whether or not the Corporation is a party thereto, pursuant to which any Person or any group of two or more Persons acting jointly or in concert (within the meaning of such phrase in the Securities Act (Ontario)) (other than the Corporation or a wholly-owned subsidiary of the Corporation) hereafter acquires the direct or indirect “beneficial ownership” (as defined in the Securities Act (Ontario)) of, or acquires the right to exercise Control or direction over, securities of the Corporation representing more than 50% of the then issued and outstanding voting securities of the Corporation, including, without limitation, as a result of a take-over bid, an exchange of securities, an amalgamation of the Corporation with any other entity, an arrangement, a capital reorganization or any other business combination or reorganization;

(b)

the sale, assignment or other transfer of all or substantially all of the consolidated assets of the Corporation to a Person other than a wholly-owned subsidiary of the Corporation or an Affiliate of the Corporation;

(c)	any initial public offering of the shares of the Corporation or an Affiliate of the Corporation resulting in such shares becoming listed on an Exchange;

(d)

the occurrence of a transaction requiring approval of the Corporation’s shareholders whereby the Corporation is acquired through consolidation, merger, exchange of securities, purchase of assets, amalgamation, statutory arrangement or otherwise by any other Person (other than a short form amalgamation or exchange of securities with a wholly-owned subsidiary of the Corporation);

(e)

a “Change of Control” (as such term is defined in the Term Loan Credit Agreement dated as of November 30, 2018 amongst, inter alia, Algoma Steel Inc., certain of its affiliates, various lenders, and Cortland Capital Market Services LLC as Administrative Agent and as Collateral Agent or, if applicable, the credit agreement dated after November 30, 2018 governing any refinancing of the loans under such Term Loan Credit Agreement) occurs; or

(f)	any other event which the Board unanimously determines to constitute a liquidity event in respect of the Corporation for purposes of this Plan;

provided that, notwithstanding clauses (a) and (d) above, a Liquidity Event shall be deemed not to have occurred pursuant to clauses (a) and (d) above, except where the Board unanimously determines otherwise for purposes of this Plan, if immediately following the transaction set forth in clauses (a) and (d) above: (A) the holders of securities of the Corporation that immediately prior to the consummation of such transaction represented more than 66 2⁄3% of the combined voting power of the then outstanding securities eligible to vote for the election of directors of the Corporation (the “Controlling Shareholders”) hold (x) securities of the entity resulting from such transaction (the “Surviving Entity”) that represent more than 66 2⁄3% of the combined voting power of the then outstanding securities eligible to vote for the election of directors or trustees of the Surviving Entity, or (y) if applicable, securities of the entity that directly or indirectly has beneficial ownership of 100% of the securities eligible to elect directors or trustees of the Surviving Entity (the “Parent Entity”) that represent more than 66 2⁄3% of the combined voting power of the then outstanding securities eligible to vote for the election of directors or trustees of the Parent Entity, and (B) no Person or group of two or more Persons, acting jointly or in concert (within the meaning of such phrase in the Securities Act (Ontario)), other than Controlling Shareholders, is the beneficial owner, directly or indirectly, of more than 33 1⁄3% of the voting power of the Parent Entity (or, if there is no Parent Entity, the Surviving Entity) (any such transaction which satisfies all of the criteria specified in clauses (A) and (B) above being referred to as a “Non-Qualifying Transaction” and, following the Non-Qualifying Transaction, references in this definition of “Liquidity Event” to the

“Corporation” shall mean and refer to the Parent Entity (or, if there is no Parent Entity, the Surviving Entity) and, if such entity is a company or a trust, references to the “Board” shall mean and refer to the board of directors or trustees, as applicable, of such entity);

“Non-Voting Shares” mean non-voting common shares in the capital of the Corporation;

“Notice of Exercise” means a notice in writing, signed by a Participant and stating the Participant’s intention to exercise a particular Award, substantially in the form set out in Schedule A;

“Notice of Vesting and Exercisability” means written notice, in such form as determined by the Plan Administrator from time to time, informing a Participant that his or her Awards are expected to vest and become exercisable as a result of the Commencement of a Liquidity Event;

“Participant” means an Employee or Director that was or is to be granted an Award hereunder.

“Performance Goals” means performance goals expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Corporation, an Affiliate of the Corporation, a division of the Corporation or an Affiliate of the Corporation, or an individual, or may be applied to the performance of the Corporation or an Affiliate of the Corporation relative to a market index, a group of other companies or a combination thereof, or on any other basis, all as determined by the Plan Administrator in its discretion;

“Person” means an individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, and a natural person in his or her capacity as trustee, executor, administrator or other legal representative;

“Plan” means this Long-Term Equity Incentive Plan, as may be amended from time to time;

“Plan Administrator” means the Board or, to the extent that the administration of this Plan has been delegated by the Board pursuant to Section 3.2, the delegate to whom authority has been so delegated;

“Related Entity” means a corporation that is an Affiliate of the Corporation that does not deal at arm’s length (for purposes of the Tax Act) with the Corporation at all relevant times;

“Share Value” at a particular time means:

(a)

where no Shares are listed on an Exchange, the fair market value of a Share as determined by the then most recent valuation of the Corporation, calculated by including cash on the Corporation’s consolidated balance sheet but excluding liabilities in respect of pension and other post-employment benefit obligations (in each case net of any deferred tax asset or liability in respect thereof), the calculation of which as of November 30, 2018 is set out in Schedule B; and

(b)

where Shares are listed on an Exchange, the 5-day volume-weighted average of a Share immediately preceding the day in which that time occurs, as adjusted to include cash on the Corporation’s consolidated balance sheet but to exclude liabilities in respect of pension and other post-employment benefit obligations (in each case net of any deferred tax asset or liability in respect thereof), the calculation of which as of November 30, 2018 is set out in Schedule B, which as of November 30, 2018, was $857,400,000 (in the aggregate) or $8.574 per Share;

“Shareholders’ Agreement” means the shareholders’ agreement, if any, in respect of the Corporation that is in effect from time to time;

“Shares” means Voting Shares and/or Non-Voting Shares, as the context requires;

“Supplier” means any Person or Affiliate thereof who or which, to the knowledge of the applicable Participant:

(a)	has provided goods, products or services to Algoma Steel Inc. or any of its Affiliates at any time during the twelve (12) months immediately prior to the applicable Participant’s Cessation Date; or

(b)

to whom the Corporation, Algoma Steel Inc. or any of its Affiliates is in negotiation with as at the applicable Participant’s Cessation Date with a view to having such Person or Affiliate thereof provide goods, products or services to the Corporation, Algoma Steel Inc. or any of its Affiliates.

“Tax Act” means the Income Tax Act (Canada), as amended from time to time, including any relevant regulations promulgated thereunder;

“Total Incapacity” means, except as may otherwise be specified in the applicable Engagement Agreement, any incapacity of or inability, including by reason of physical or mental incapacity, disease or affliction (as determined by a legally qualified medical practitioner or by a court) which has prevented the applicable Participant from performing the essential duties of his or her position (taking into account reasonable accommodation by the Corporation or Related Entity, as applicable) for a continuous period of six (6) months or any cumulative period of 270 calendar days in any 24 consecutive month period;

“U.S.” means the United States of America;

“U.S. Taxpayer” means a Participant who, with respect to an Award, is subject to taxation under the applicable U.S. federal and state tax laws;

“Voluntary Resignation” means the voluntary resignation of a Participant (other than in the case of retirement or constructive dismissal); and

“Voting Shares” means voting common shares in the capital of the Corporation.

2.2	Interpretation

(a)	Whenever the Plan Administrator exercises discretion in the administration of this Plan, the term “discretion” means the sole and absolute discretion of the Plan Administrator.

(b)	As used herein, the terms “Article”, “Section”, “Subsection”, “clause” and “Schedule” mean and refer to the specified Article, Section, Subsection, clause and Schedule of this Plan, respectively.

(c)	Words importing the singular include the plural and vice versa and words importing any gender include any other gender.

(d)

Except as may otherwise be specified herein, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period begins, including the day on which the period ends, and abridging the period to the immediately preceding Business Day in the event that the last day of the period is not a Business Day. In the event an action is required to be taken or a payment is required to be made on a day which is not a Business Day such action shall be taken or such payment shall be made by the immediately preceding Business Day.

(e)	Except as may otherwise be specified herein, all references to money amounts are to Canadian currency.

(f)	The headings used herein are for convenience only and are not to affect the interpretation of this Plan.

(g)	In the event of any inconsistency between this Plan or an Award Agreement and the Participant’s Engagement Agreement, the Engagement Agreement shall prevail to the extent of such inconsistency.

ARTICLE 3

ADMINISTRATION

3.1	Administration

This Plan will be administered by the Plan Administrator and the Plan Administrator has sole and complete authority, in its discretion, to:

(a)	determine the eligibility for Awards to be granted and the individuals to whom grants of Awards under the Plan may be made;

(b)

make grants of Awards under the Plan, whether relating to the issuance of Shares or otherwise (including any combination of Director Units, Incentive RSUs or Incentive PSUs), in such amounts, to such Persons and, except as may otherwise be specified herein, on such terms and conditions as it determines including without limitation:

(i)	the time or times at which Awards may be granted;

(ii)	the conditions under which:

(A)	Awards may be granted to Participants; or

(B)	Awards may be forfeited,

including any conditions relating to the attainment of specified Performance Goals (where applicable);

(iii)	the number and type of Shares to be covered by any Award;

(iv)	the price, if any, to be paid by a Participant in connection with the purchase of Shares covered by any Awards;

(v)	whether restrictions or limitations are to be imposed on the Shares issuable pursuant to grants of any Awards, and the nature of such restrictions or limitations, if any; and

(vi)	any acceleration of exercisability or vesting, or waiver of termination regarding any Award, based on such factors as the Plan Administrator may determine;

(c)	establish the form or forms of Award Agreements;

(d)

cancel, amend, adjust or otherwise change the type of or the terms and conditions of any Award under such circumstances as the Plan Administrator may consider appropriate in accordance with the provisions of this Plan;

(e)	construe and interpret this Plan and all Award Agreements;

(f)

adopt, amend, prescribe and rescind administrative guidelines and other rules and regulations relating to this Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws or for qualifying for favourable tax treatment under applicable laws; and

(g)	make all other determinations and take all other actions necessary or advisable for the implementation and administration of this Plan.

3.2	Delegation

(a)	The initial Plan Administrator shall be the Board.

(b)	To the extent permitted by applicable law, the Board may, from time to time, delegate to one or more other Persons all or any of the powers conferred on the Plan Administrator pursuant to this Plan.

3.3	Determinations Binding

Except as may otherwise be specified in any applicable Engagement Agreement, Award Agreement or other written agreement between the Corporation or an Affiliate of the Corporation and the Participant, any decision made or action taken by the Board or any delegate to whom authority has been delegated pursuant to Section 3.2 arising out of or in connection with the administration or interpretation of this Plan is final, conclusive and binding on the Corporation and all Affiliates of the Corporation, the affected Participant(s), their respective legal and personal representatives and all other Persons.

3.4	Eligibility

Participation in the Plan is voluntary and eligibility to participate does not confer upon any Participant any right to receive any grant of an Award pursuant to the Plan. The extent to which any Participant is entitled to receive a grant of an Award pursuant to the Plan will be determined in the discretion of the Plan Administrator.

3.5	Total Shares Subject to Awards

(a)

The maximum number of Shares issuable under the Plan on the exercise of Awards shall be equal to 10,000,000 Shares, being 10% of the issued and outstanding Shares as of the date of this Plan. The maximum number of Shares issuable on the exercise of Incentive RSUs and Incentive PSUs shall be allocated 20% to Incentive RSUs and 80% to Incentive PSUs. The foregoing limitations shall not apply to Shares issuable on the exercise of Awards granted pursuant to Section 7.1.

(b)

Effective as of the date hereof, Awards representing one-half of the maximum number of Shares issuable under the Plan on the exercise of Awards (such one-half being equal to 5,000,000 Shares), as described in Section 3.5(a), shall be granted to Participants. Such Awards shall be granted, first, in the form of Director Units in respect of Director Fees owing to Directors as of the date hereof, and the remainder shall be granted to Participants in the form of Incentive RSUs (as to 20% of such remainder) and Incentive PSUs (as to 80% of such remainder). Awards representing the remaining one-half of the maximum number of Shares issuable under the Plan on the exercise of Awards (such one-half being equal to 5,000,000 Shares), as described in Section 3.5(a), may be granted by Plan Administrator from time to time in its discretion.

(c)

If any Award granted under this Plan is terminated, expires or is cancelled, new Awards may thereafter be granted covering such Shares. At all times, the Corporation will reserve and keep available a sufficient number of Shares to satisfy the requirements of all outstanding Awards granted under this Plan.

(d)

Any Shares issued by the Corporation through the assumption or substitution of outstanding options or other equity-based awards from an acquired Person shall not reduce the number of Shares available for issuance pursuant to the exercise of Awards granted under this Plan.

3.6     Award Agreements

An Award under this Plan shall be evidenced by an Award Agreement. Each Award Agreement will be subject to the applicable provisions of this Plan and will contain such provisions as are required by this Plan and any other provisions that the Plan Administrator may direct. Any one officer of the Corporation is authorized and empowered to execute and deliver, for and on behalf of the Corporation, any Award Agreement to a Participant granted an Award pursuant to this Plan.

3.7     Non-transferability of Awards

Except as permitted by the Plan Administrator, and to the extent that certain rights may pass to a beneficiary or legal representative upon death of a Participant by will or as required by law, no assignment or transfer of Awards, whether voluntary, involuntary, by operation of law or otherwise, vests any interest or right in such Awards or under this Plan whatsoever in any assignee or transferee and, immediately upon any assignment or transfer, or any attempt to make the same, such Awards will terminate and be of no further force or effect.

ARTICLE 4

DIRECTOR UNITS

4.1     Granting of Director Units

The Plan Administrator may grant Director Units to Directors from time to time in satisfaction of all or a portion of Director Fees. The number of Director Units to be issued in satisfaction of a payment of Director Fees shall be equal to the amount of such Director Fees divided by the Share

Value at such time. Each grant of Director Units shall be evidenced by an Award Agreement, which may also include any additional terms and conditions applicable to such Director Unit grants, as determined by the Plan Administrator. Upon grant, each Director Unit will represent the right to purchase one Non-Voting Share from treasury for the applicable Exercise Price, except as may otherwise be specified in the applicable Award Agreement.

4.2     Exercise Price for Director Units

Except as may otherwise be specified herein or in the applicable Award Agreement, the Exercise Price for each Director Unit granted to a Director at a particular time shall be $0.01 per Non-Voting Share.

4.3     Director Unit Account

All Director Units granted to a Director shall be credited to an account maintained for such Director on the books of the Corporation, as of the Date of Grant.

4.4     Vesting and Exercisability of Director Units

(a)

Except as may otherwise be specified in the applicable Award Agreement, Director Units shall vest and become exercisable as of the Exercise Date. Where Director Units held by a Director are reasonably expected to become exercisable, the Plan Administrator shall provide to the Director a Notice of Vesting and Exercisability in advance of the Exercise Date (to the extent possible) in order to permit the Director to exercise such Director Units prior to their expiration hereunder.

(b)	Once a Director Unit becomes vested, it shall remain vested unless or until it is surrendered, expires or is terminated hereunder.

(c)	Except as may otherwise be specified herein or in the applicable Award Agreement, Director Units shall be exercised by means of a fully completed Notice of Exercise delivered to the Corporation.

(d)

Upon exercising Director Units, newly issued Non-Voting Shares will be issued from treasury in consideration for past services provided by the Director to the Corporation or Related Entity, as applicable. Upon such issuance of Shares, such Director shall (if not already a party to the Shareholders’ Agreement at that time) be deemed at that time to have agreed to be bound by the terms of the Shareholders’ Agreement and, upon request by the Plan Administrator, shall forthwith execute a joinder, or execute any other documentation reasonably requested by the Plan

Administrator, to evidence such Director’s agreement to become a party to the Shareholders’ Agreement.

4.5     Payment of Exercise Price for Director Units

(a)

Upon exercising one or more Director Units, the applicable Notice of Exercise must be accompanied by payment, in full, of the Exercise Price for each Director Unit being exercised at that time. The aggregate Exercise Price for such Director Units must be fully paid by certified cheque, bank draft or money order payable to the Corporation in an amount equal to the aggregate Exercise Price for such Director Units, by such other means as might be specified from time to time by the Plan Administrator, or by such other means as the Plan Administrator may permit at that time.

(b)	Except as may otherwise be specified herein, no Shares will be issued or transferred upon exercise of Director Units until full payment therefor has been received by the Corporation.

4.6     Expiry of Director Units

Subject to any accelerated termination of Director Units specified herein or in the applicable Award Agreement, each Director Unit shall, except as may otherwise be determined by the Board, expire upon the Completion of a Liquidity Event.

ARTICLE 5

INCENTIVE RESTRICTED SHARE UNITS

5.1     Granting of Incentive RSUs

The Plan Administrator may grant Incentive RSUs to Participants from time to time. Upon grant, each Incentive RSU will represent the right to purchase one Non-Voting Share from treasury for the applicable Exercise Price, except as may otherwise be specified in the applicable Award Agreement.

5.2     Exercise Price for Incentive RSUs

Except as may otherwise be specified herein or in the applicable Award Agreement, the Exercise Price for each Incentive RSU granted to a Participant at a particular time shall be $0.01 per Non-Voting Share.

5.3     Incentive RSU Account

All Incentive RSUs granted to a Participant shall be credited to an account maintained for such Participant on the books of the Corporation, as of the Date of Grant.

5.4     Vesting and Exercisability of Incentive RSUs

(a)	Except as may otherwise be specified herein or in the applicable Award Agreement, Incentive RSUs shall vest as follows:

(i)	on the first anniversary of the Date of Grant, one-third of the total number of Incentive RSUs granted on such date shall vest;

(ii)	on the second anniversary of the Date of Grant, one-third of the total number of Incentive RSUs granted on such date shall vest; and

(iii)	on the third anniversary of the Date of Grant of Incentive RSUs, one-third of the total number of Incentive RSUs granted on such date shall vest;

Notwithstanding the foregoing, all unvested Incentive RSUs shall immediately vest as of the Exercise Date.

(b)	Subject to Section 10.2, Incentive RSUs held by a U.S. Taxpayer that would, but for this Section 5.4(b), vest pursuant to Section 5.4(a) shall not vest until the Exercise Date.

(c)

Subject to Section 10.2, each vested Incentive RSU shall become exercisable as of the Exercise Date. Where Incentive RSUs held by a Participant are reasonably expected to become exercisable, the Plan Administrator shall provide to the Participant a Notice of Vesting and Exercisability in advance of the Exercise Date (to the extent possible) in order to permit the Participant to exercise such Incentive RSUs prior to their expiration hereunder.

(d)	Once an Incentive RSU becomes vested, it shall remain vested unless or until it is surrendered, expires or is terminated hereunder.

(e)	Except as may otherwise be specified herein or in the applicable Award Agreement, Incentive RSUs shall be exercised by means of a fully completed Notice of Exercise delivered to the Corporation.

(f)

Upon exercising vested Incentive RSUs, newly issued Non-Voting Shares will be issued from treasury in consideration for past services provided by the Participant to the Corporation or Related Entity, as applicable. Upon such issuance of Shares, such Participant shall (if not already a party to the Shareholders’ Agreement at that time) be deemed at that time to have agreed to be bound by the terms of the

Shareholders’ Agreement and, upon request by the Plan Administrator, shall forthwith execute a joinder, or execute any other documentation reasonably requested by the Plan Administrator, to evidence such Participant’s agreement to become a party to the Shareholders’ Agreement.

5.5     Payment of Exercise Price for Incentive RSUs

(a)

Upon exercising one or more vested Incentive RSUs, the applicable Notice of Exercise must be accompanied by payment, in full, of the Exercise Price for each Incentive RSU being exercised at that time. The aggregate Exercise Price for such Incentive RSUs must be fully paid by certified cheque, bank draft or money order payable to the Corporation in an amount equal to the aggregate Exercise Price for such Incentive RSUs, by such other means as might be specified from time to time by the Plan Administrator, or by such other means as the Plan Administrator may permit at that time.

(b)	Except as may otherwise be specified herein, no Shares will be issued or transferred upon exercise of Incentive RSUs until full payment therefor has been received by the Corporation.

5.6     Expiry of Incentive RSUs

Subject to any accelerated termination of Incentive RSUs specified herein or in the applicable Award Agreement, each Incentive RSU shall, except as may otherwise be specified in the applicable Award Agreement, expire upon the Completion of a Liquidity Event.

ARTICLE 6

INCENTIVE PERFORMANCE SHARE UNITS

6.1     Granting of Incentive PSUs

The Plan Administrator may grant Incentive PSUs to Participants from time to time. Upon grant, each Incentive PSU will represent the right to purchase one Non-Voting Share from treasury for the applicable Exercise Price, except as may otherwise be specified in the applicable Award Agreement.

6.2     Exercise Price for Incentive PSUs

Except as may otherwise be specified herein or in the applicable Award Agreement, the Exercise Price for each Incentive PSU granted to a Participant at a particular time shall be $0.01 per Non-Voting Share.

6.3     Incentive PSU Account

All Incentive PSUs granted to a Participant shall be credited to an account maintained for such Participant on the books of the Corporation, as of the Date of Grant.

6.4     Vesting and Exercisability of Incentive PSUs

(a)

Except as may otherwise be specified herein or in the applicable Award Agreement, no Incentive PSUs shall vest and become exercisable until the Exercise Date. Subject to Section 10.2, upon and following the Exercise Date, the portion of Incentive PSUs that will vest and become exercisable will be based on the applicable Equity Value Multiple achieved by the Corporation on the Liquidity Event, as set out in Schedule C. In the event that the Equity Value Multiple achieved by the Corporation on the Liquidity Event is between any of the Equity Value Multiples set out in Schedule C, then the portion of Incentive PSUs that will vest and become exercisable will be subject to straight-line interpolation between the applicable Equity Value Multiples. For example, if the Equity Value Multiple is 1.33, the portion of Incentive PSUs that vest and become exercisable will be equal to 14.80%.

(b)

In addition to the foregoing, the Plan Administrator may specify any other Performance Goals that must be satisfied in order for Incentive PSUs to vest. Any such other Performance Goals shall be specified in the applicable Award Agreement.

(c)

Where Incentive PSUs held by a Participant are reasonably expected to become exercisable, the Plan Administrator shall provide to the Participant a Notice of Vesting and Exercisability in advance of the Exercise Date (to the extent possible) in order to permit the Participant to exercise such Incentive PSUs prior to their expiration hereunder.

(d)	Once an Incentive PSU becomes vested, it shall remain vested and shall be exercisable unless or until it is surrendered, expires or is terminated.

(e)	Except as may otherwise be specified herein or in the applicable Award Agreement, Incentive PSUs shall be exercised by means of a fully completed Notice of Exercise delivered to the Corporation.

(f)

Upon exercising Incentive PSUs, newly issued Non-Voting Shares will be issued from treasury in consideration for past services provided by the Participant to the Corporation or Related Entity, as applicable. Upon such issuance of Shares, such Participant shall (if not already a party to the Shareholders’ Agreement at that time) be deemed at that time to have agreed to be bound by the terms of the Shareholders’ Agreement and, upon request by the Plan Administrator, shall forthwith execute a joinder, or execute any other documentation reasonably requested by the Plan Administrator, to evidence such Participant’s agreement to become a party to the Shareholders’ Agreement.

6.5     Payment of Exercise Price for Incentive PSUs

(a)

Upon exercising one or more vested Incentive PSUs, the applicable Notice of Exercise must be accompanied by payment, in full, of the Exercise Price for each Incentive PSU being exercised at that time. The aggregate Exercise Price for such Incentive PSUs must be fully paid by certified cheque, bank draft or money order payable to the Corporation in an amount equal to the aggregate Exercise Price for such Incentive PSUs, by such other means as might be specified from time to time by the Plan Administrator, or by such other means as the Plan Administrator may permit at that time.

(b)	Except as may otherwise be specified herein, no Shares will be issued or transferred upon exercise of Incentive PSUs until full payment therefor has been received by the Corporation.

6.6     Expiry of Incentive PSUs

Subject to any accelerated termination specified herein or in the applicable Award Agreement, each Incentive PSU shall, except as may otherwise be specified in the applicable Award Agreement, expire upon the Completion of a Liquidity Event.

ARTICLE 7

ADDITIONAL AWARD TERMS

7.1     Dividend Equivalents

(a)

Except as may otherwise be specified herein in the applicable Award Agreement, Director Units, Incentive RSUs and Incentive PSUs shall be credited with dividend equivalents in the form of additional Director Units, Incentive RSUs and Incentive PSUs, respectively, as of each dividend payment date in respect of which cash dividends are paid on Shares. Such dividend equivalents shall be computed by dividing: (i) the amount obtained by multiplying the amount of the dividend paid per Share by the number of Director Units, Incentive RSUs and Incentive PSUs (in each case, vested and unvested), as applicable, held by the Participant on the record date for the payment of such dividend, by (ii) the Share Value at such time, with fractions computed to three decimal places. Dividend equivalents credited to a Participant’s accounts shall vest, become exercisable, expire and terminate, as applicable, at the same times and on the same conditions as the Director Units, Incentive RSUs and Incentive PSUs to which they relate.

(b)	The foregoing does not obligate the Corporation to declare or pay dividends on Shares and nothing in this Plan shall be interpreted as creating such an obligation.

7.2     Withholding Taxes

Notwithstanding any other terms of this Plan, the granting, vesting and settlement of each Award under this Plan is subject to the condition that if at any time the Plan Administrator determines, in its discretion, that the satisfaction of withholding tax or other withholding liabilities is necessary or desirable in respect of such grant, vesting or settlement, such action is not effective unless such withholding has been effected to the satisfaction of the Plan Administrator. In such circumstances, the Plan Administrator may require that a Participant pay to the Corporation the minimum amount as the Corporation or Affiliate of the Corporation, as applicable, is obliged to withhold or remit to the relevant taxing authority in respect of the granting, vesting or settlement of the Award. Any such additional payment is due no later than the date on which such amount with respect to the Award is required to be remitted to the relevant tax authority by the Corporation or any of its Affiliates, as applicable. Alternatively, and subject to any requirements or limitations under applicable law, the Corporation may (a) withhold such amount from any remuneration or other amount payable by the Corporation or any of its Affiliates to the Participant, or (b) enter into any other suitable arrangements for the receipt of such amount.

7.3     Recoupment

Notwithstanding any other terms of this Plan, Incentive RSUs and Incentive PSUs may be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of any clawback, recoupment or similar policy adopted by the Corporation or the applicable Affiliate of the Corporation and in effect at the Date of Grant of the Award, or as may be specified in the Participant’s Engagement Agreement or Award Agreement, or in any other written agreement. The Plan Administrator may at any time waive the application of this Section 7.3 to any Participant or category of Participants.

ARTICLE 8

TERMINATION OF EMPLOYMENT OR ENGAGEMENT

8.1     Voluntary Resignation and Retirement

Except as may otherwise be determined by the Board or specified in the applicable Engagement Agreement, if a Participant’s employment or engagement with the Corporation or a Related Entity ceases due to the Voluntary Resignation or retirement of the Participant, the following provisions shall apply to such Participant’s Incentive RSUs and Incentive PSUs:

(a)

in the case of a Participant who is not a U.S. Taxpayer, all unvested Incentive RSUs and all Incentive PSUs shall be immediately cancelled and forfeited for no consideration with effect as of the applicable Cessation Date; and

(b)

in the case of a Participant who is a U.S. Taxpayer, all Incentive RSUs, other than Incentive RSUs that would have then vested, pursuant to Section 5.4(a), if such Participant were not a U.S. Taxpayer, and all Incentive PSUs shall be immediately cancelled and forfeited for no consideration with effect as of the applicable Cessation Date.

Except as set out in this Section 8.1, no other Incentive RSUs and no Director Units held by such Participant shall be affected as a result of such cessation of employment or engagement.

8.2     Death or Total Incapacity

Except as may otherwise be determined by the Board or specified in the applicable Engagement Agreement, if a Participant’s employment or engagement with the Corporation or a Related Entity ceases due to death or Total Incapacity, the following provisions shall apply to such Participant’s Director Units, Incentive RSUs and Incentive PSUs:

(a)

in the case of a Participant who is not a U.S. Taxpayer, (A) all Director Units shall immediately vest and become exercisable for twelve (12) months from the applicable Participant’s Cessation Date (unless such Director Units first expire pursuant to Section 4.6) and thereafter shall be immediately cancelled and forfeited for no consideration with effect as of the applicable Cessation Date, (B) all Incentive RSUs shall immediately vest (to the extent then unvested) and become exercisable for twelve (12) months from the applicable Participant’s Cessation Date (unless such Incentive RSUs first expire pursuant to Section 5.6) and thereafter shall be immediately cancelled and forfeited for no consideration, (C) the portion of the Incentive PSUs granted on a particular Date of Grant that is equal to (x) the number of Incentive PSUs granted on such Date of Grant multiplied by (y) the number of days elapsing between such Date of Grant and the applicable Participant’s Cessation Date divided by (z) the number of days elapsing between such Date of Grant and the date upon which the Completion of a Liquidity Event, if any, occurs, shall remain in force and continue to be eligible to vest and to become exercisable, pursuant to Section 6.4(a), by the Participant or his or her estate, as applicable, for twelve (12) months from the applicable Participant’s Cessation Date (unless such Incentive PSUs first expire pursuant to Section 6.6) and thereafter shall be immediately cancelled and forfeited for no consideration, and (D) all other Incentive PSUs shall be immediately cancelled and forfeited for no consideration with effect as of the applicable Cessation Date; and

(b)

in the case of a Participant who is a U.S. Taxpayer, (A) all Director Units shall immediately vest and become exercisable for twelve (12) months from the applicable Participant’s Cessation Date (unless such Director Units first expire pursuant to Section 4.6) and thereafter shall be immediately cancelled and forfeited for no consideration with effect as of the applicable Cessation Date, (B) all Incentive RSUs shall immediately vest and become exercisable for twelve (12) months from the applicable Participant’s Cessation Date (unless such Incentive RSUs first expire pursuant to Section 5.6) and thereafter shall be immediately cancelled and forfeited for no consideration, (C) the portion of the Incentive PSUs granted on a particular Date of Grant that is equal to (x) the number of Incentive PSUs granted on such Date of Grant multiplied by (y) the number of days elapsing between such Date of Grant and the applicable Participant’s Cessation Date divided by (z) the number of days elapsing between such Date of Grant and the date upon which the Completion of a Liquidity Event, if any, occurs, shall remain in force and continue to be eligible to vest and to become exercisable, pursuant to Section 6.4(a), by the Participant or his or her estate, as applicable, for twelve (12) months from the applicable Participant’s Cessation Date (unless such Incentive PSUs first expire pursuant to Section 6.6) and thereafter shall be immediately cancelled and forfeited for no consideration, and (D) all other Incentive PSUs shall be immediately cancelled and forfeited for no consideration.

8.3     Involuntary Termination without Just Cause

Except as may otherwise be determined by the Board or specified in the applicable Engagement Agreement, if a Participant’s employment or engagement with the Corporation or a Related Entity is terminated without Just Cause or due to constructive dismissal, the following provisions shall apply to such Participant’s Incentive RSUs and Incentive PSUs:

(a)

if the applicable Cessation Date occurs within the first six (6) months following a particular Date of Grant, then all unvested Incentive RSUs and all unvested Incentive PSUs, in each case granted on such Date of Grant shall be immediately cancelled and forfeited for no consideration with effect as of the applicable Cessation Date;

(b)

if the applicable Cessation Date occurs on or following the first six (6) months, but within the first twelve (12) months, following a particular Date of Grant, then (A) one-third of all Incentive RSUs granted on such Date of Grant shall immediately vest and (B) all other Incentive RSUs and all Incentive PSUs, in each case, granted on such Date of Grant, shall be immediately cancelled and forfeited for no consideration with effect as of the applicable Cessation Date; and

(c)	if the applicable Cessation Date occurs on or following the first twelve (12) months following a particular Date of Grant, then

(i)

in the case of a Participant who is not a U.S. Taxpayer, (A) all Incentive RSUs that would have vested, pursuant to Section 5.4(a), upon the next anniversary of such Date of Grant, shall immediately vest, (B) the portion of the Incentive PSUs granted on such Date of Grant that is equal to (x) the total number of Incentive PSUs granted on such Date of Grant multiplied by (y) the number of days elapsing between the Date of Grant and the applicable Participant’s Cessation Date divided by (z) the number of days elapsing between the Date of Grant and the date upon which the Completion of a Liquidity Event, if any, occurs, shall remain in force and continue to be eligible to vest and become exercisable, pursuant to Section 6.4(a), for six (6) months from the applicable Participant’s Cessation Date (unless such Incentive PSUs expire pursuant to Section 6.6) and thereafter shall be immediately cancelled and forfeited for no consideration; and (C) all other unvested Incentive RSUs and all other Incentive PSUs, in each case, granted on or after such Date of Grant shall be immediately cancelled and forfeited for no consideration with effect as of the applicable Cessation Date; and

(ii)

in the case of a Participant who is a U.S. Taxpayer, (A) all Incentive RSUs that would have vested, pursuant to Section 5.4(a), upon the next anniversary of such Date of Grant if such Participant were not a U.S. Taxpayer, shall remain in force and continue to be eligible to vest pursuant to Section 5.4(a), as modified by Section 5.4(b), (B) the portion of the

Incentive PSUs granted on such Date of Grant that is equal to (x) the total number of Incentive PSUs granted on such Date of Grant multiplied by (y) the number of days elapsing between the Date of Grant and the applicable Participant’s Cessation Date divided by (z) the number of days elapsing between the Date of Grant and the date upon which the Completion of a Liquidity Event, if any, occurs, shall remain in force and continue to be eligible to vest and become exercisable, pursuant to Section 6.4(a), for six (6) months from the applicable Participant’s Cessation Date (unless such Incentive PSUs expire pursuant to Section 6.6) and thereafter shall be immediately cancelled and forfeited for no consideration; and (C) all other unvested Incentive RSUs and all other Incentive PSUs, in each case, granted on or after such Date of Grant shall (except as otherwise provided for in this Plan) be immediately cancelled and forfeited for no consideration with effect as of the applicable Cessation Date.

Except as set out in this Section 8.3, no Director Units held by such Participant shall be affected as a result of such termination or cessation of employment or engagement.

8.4     Termination with Just Cause

Except as may otherwise be determined by the Board or specified in the applicable Engagement Agreement, if a Participant’s employment or engagement with the Corporation or a Related Entity is terminated with Just Cause, then all Incentive RSUs and all Incentive PSUs held by such Participant shall be immediately cancelled and forfeited for no consideration with effect as of the applicable Cessation Date. No Director Units held by such Participant shall be affected as a result of such cessation of employment or engagement.

8.5     Employment or Engagement with Related Entity

Notwithstanding any other terms of this Plan, unless otherwise determined by the Plan Administrator, a Participant’s employment or engagement with the Corporation or a Related Entity shall be deemed not have ceased if such employment or engagement ceases in connection with such Participant becoming similarly employed or engaged with a Related Entity or the Corporation, as applicable.

8.6     Specified Employees

Notwithstanding any other terms of this Plan, if a Participant is (or, immediately prior to the applicable Cessation Date, was) a “specified employee” (as determined for purposes of Section 409A of the Internal Revenue Code) and would be entitled to any payment pursuant to this Article 8, the Plan Administrator shall take such steps as it determines, acting reasonably, are appropriate to cause such payment to be made as soon as practically possible after the end of the six-month period following the applicable Cessation Date.

ARTICLE 9

RESTRICTIVE COVENANTS

9.1     Non-Competition

Except on behalf of and for the benefit of the Corporation or a Related Entity, by accepting an Award the applicable Participant covenants that he or she will not, at any time during his or her employment or engagement with the Corporation or a Related Entity or within the twelve (12) month period immediately following the Participant’s Cessation Date, in any capacity, directly or indirectly, anywhere in Canada or the United States, either individually or jointly with any other Person:

(a)	become engaged as an employee, consultant, independent contractor, partner, principal, agent or advisor, or act as an officer or director of any Person which carries on a Competitive Business; or

(b)	carry on or provide services in any capacity to or have any ownership or financial interest in any Person which carries on a Competitive Business.

For greater certainty, the restrictions contained in this Section 9.1 shall apply in the event of any termination of the Participant’s employment or engagement with the Corporation or Related Entity, as applicable, regardless of who initiated the termination and regardless of the reasons for such termination.

9.2     Non-Solicitation and Non-Negotiation

Except on behalf of and for the benefit of the Corporation or a Related Entity, by accepting an Award the applicable Participant covenants that he or she will not, at any time during his or her employment or engagement with the Corporation or a Related Entity or within the twelve (12) month period immediately following the Participant’s Cessation Date, in any capacity, directly or indirectly, either individually or jointly with any other Person:

(a)

solicit or divert away from the Corporation or any of its Affiliates or employ or engage (as an employee, independent contractor or otherwise) any Person who is or was employed or engaged in any capacity by the Corporation or any of its Affiliates at any time within the twelve (12) month period immediately preceding the end of such employment or engagement;

(b)	solicit, interfere with, induce or divert away from the Corporation or any of its Affiliates the business or patronage of any Customer;

(c)	solicit, interfere with, induce or divert away from the Corporation or any of its Affiliates the business or patronage of any Supplier;

(d)

for the purpose or benefit of any Competitive Business, accept any business or patronage from, render any service to, or contract with anyone who was a Customer of the Corporation or any of its Affiliates;

(e)	participate in or advise any person or entity in any negotiation between any Business Relationship and the Corporation or any of its Affiliates; or

(f)	attempt to do any of the foregoing.

For greater certainty, the restrictions contained in this Section 9.2 shall apply in the event of any termination of the Participant’s employment or engagement with the Corporation or Related Entity, as applicable, regardless of who initiated the termination and regardless of the reasons for such termination.

9.3     Passive Investments

Subject to compliance with applicable law and to the policies of the Corporation or Related Entity, as applicable, (including those with respect to trading and conflict of interest), Sections 9.1 and 9.2 shall not prohibit or restrict the applicable Participant from holding or becoming beneficially interested in up to two percent (2%) of any class of securities in any corporation, provided that, such class of securities are listed on a recognized stock exchange in Canada or the United States.

ARTICLE 10

EVENTS AFFECTING THE CORPORATION

10.1     General

The existence of any Awards does not affect in any way the right or power of the Corporation or its shareholders to make, authorize or determine any adjustment, recapitalization, reorganization or any other change in the Corporation’s capital structure or its business, or any amalgamation, combination, arrangement, merger or consolidation involving the Corporation, to create or issue any bonds, debentures, Shares or other securities of the Corporation or to determine the rights and conditions attaching thereto, to effect the dissolution or liquidation of the Corporation or any sale or transfer of all or any part of its assets or business, or to effect any other corporate act or proceeding, whether of a similar character or otherwise, whether or not any such action referred to in this Article 10 would have an adverse effect on this Plan or on any Award granted hereunder.

10.2     Non-Cash Liquidity Event

Where the consideration to be received by the Corporation’s shareholders on a Liquidity Event includes, or consists solely of, non-cash consideration, and the Participants would, by exercising their Awards and participating in the Liquidity Event, be entitled to receive such non-cash consideration, then notwithstanding any other terms of the Plan, the Board shall, where and to the extent reasonably practicable, take steps to permit (but not obligate) the Participants to participate in the Liquidity Event, to the extent of such non-cash consideration as a percentage of the total consideration, in a tax-efficient manner, including but not limited to exchanging (in accordance with subsection 7(1.4) of the Tax Act or the corresponding provision, if any, of any provincial or foreign income tax legislation) the applicable portion of their Awards for rights to receive such non-cash consideration. If any Awards held by a U.S. Taxpayer are exchanged, pursuant to this

Section 10.2, for rights to receive such non-cash consideration, then notwithstanding Sections 5.4(b) and 6.4(a), the Awards held by such U.S. Taxpayer that are so exchanged shall be deemed not to vest pursuant to Sections 5.4(b) and 6.4(a) and shall instead vest and become exercisable at the time(s) prescribed by the applicable agreement(s) or other document(s) governing such rights to receive such non-cash consideration.

10.3     Cash-Out Right

If:

(a)	a Participant’s employment or engagement with the Corporation or a Related Entity ceases due to Voluntary Resignation, death, Total Incapacity or retirement;

(b)	a Participant’s employment or engagement with the Corporation or a Related Entity is terminated without Just Cause or due to constructive dismissal;

(c)

the Plan Administrator determines, acting reasonably, that the nature of a Liquidity Event would not permit a Participant to dispose of Shares acquired upon the exercise of Director Units, Incentive RSUs or Incentive PSUs that would vest and become exercisable in connection with such Liquidity Event (as set out herein), within a reasonable period of time following such Liquidity Event, for consideration that is substantially equal to the Share Value at the time of such disposition; or

(d)

a Participant receives non-cash consideration (or rights to receive non-cash consideration in accordance with Section 10.2) on a Liquidity Event, and such Participant’s employment or engagement with the Corporation or a Related Entity (or the acquirer or successor thereto or a similar entity) ceases for any reason, other than termination with Just Cause, within twelve (12) months following the Liquidity Event, then (i) in the case of Sections 10.3(a) and (c), such Participant shall have the right (but not the obligation), on the applicable Participant’s Cessation Date, to surrender to the Corporation his or her vested Awards, in lieu of exercising his or her Awards, for cash consideration equal to the Share Value of the Shares issuable on the exercise of such surrendered Awards at the time of such surrender; (ii) in case of Section 10.3(b), such Participant shall have the right (but not the obligation), within five (5) Business Days following the applicable Participant’s Cessation Date,

For Canadian tax purposes, when a Participant exercises his/her Awards and acquires Shares, he/she is taxable at that time. However, if the structure of the Liquidity Event is that the Participant would sell those Shares of ASHI for shares of the acquirer, the Participant would have triggered tax but not have cash to pay the tax (because he/she received shares of the acquirer on the Liquidity Event). If, however, the Participant is permitted to NOT exercise his/her Awards, and instead to exchange those Awards for rights to receive shares of the acquirer, this should not result in Canadian tax to the Participant until he/she exercises the rights to receive shares of the acquirer for shares of the acquirer or surrenders the rights for cash. This provision therefore causes the board to pursue this possibility where practicable, thereby ensuring that Participants who participate in the Liquidity Event will effectively receive the same mix of consideration as the ASHI shareholders, but hopefully without triggering upfront tax.

to surrender to the Corporation his or her vested Awards, in lieu of exercising his or her Awards, for cash consideration equal to the Share Value of the Shares issuable on the exercise of such surrendered Awards at the time of such surrender, following which such Awards shall be immediately cancelled and forfeited for no consideration; (iii) in the case of Section 10.3(d), such Participant shall have the right (but not the obligation), on the applicable Participant’s Cessation Date, to surrender to the Corporation or a Related Entity (or the acquirer or successor thereto or a similar entity) the non-share consideration (or rights to receive non-share consideration) received by such Participant upon on the Liquidity Event and then held by the Participant for cash consideration equal to the fair market value of such consideration (or rights to such consideration) at the time of such surrender and (iv) the Plan Administrator shall take such other steps it determines, acting reasonably, are appropriate in such circumstances. For greater certainty, in the case of Sections 10.3(a), (c) or (d), any Awards that may be surrendered by the applicable Participant in accordance with this Section 10.3 that are not so surrendered shall continue to become exercisable in accordance with the terms of the Plan.

10.4     U.S. Taxpayers

Notwithstanding any other terms of the Plan, in the event that an Award held by a U.S. Taxpayer vests but is not exercised, surrendered or otherwise disposed of by February 15 of the calendar year immediately following the calendar year in which such Award vests, such Participant agrees to surrender such Award no later than March 15 of the calendar year immediately following the calendar year in which such Award vests for cash consideration equal to the fair market value of such Award at the time of such surrender, following which such Award shall be cancelled and forfeited for no consideration.

10.5     Reorganization of Corporation’s Capital

Should the Corporation effect a subdivision or consolidation of Shares or any similar capital reorganization or a payment of a stock dividend, or should any other change be made in the capitalization of the Corporation that does not constitute a Liquidity Event and that would warrant the amendment or replacement of any existing Awards in order to adjust the number of Shares that may be acquired on the exercise of outstanding Awards and/or the terms of any Award in order to preserve proportionately the rights and obligations of the Participants holding such Awards, the Plan Administrator will, subject to any prior approval of the Exchange (if applicable) that is required, authorize such steps to be taken, and shall adjust the number of Awards outstanding and Shares issuable under this Plan, as it may in its discretion deem appropriate to reflect the event. In doing so, the Plan Administrator shall, to the extent in its discretion it determines appropriate, take into account tax consequences that would apply to Participants as a result of any such steps or adjustments.

10.6     Other Events Affecting the Corporation

In the event of an amalgamation, combination, arrangement, merger, liquidation, dissolution or other transaction or reorganization involving the Corporation and occurring by exchange of Shares, by sale or lease of assets or otherwise, that does not constitute a Liquidity Event and that would warrant the amendment or replacement of any existing Awards in order to adjust the number of Shares that may be acquired on the vesting of outstanding Awards and/or the terms of any Award in order to preserve proportionately the rights and obligations of the Participants holding such Awards, the Plan Administrator will, subject to any prior approval of the Exchange (if applicable) that is required, authorize such steps to be taken and shall adjust the number of Awards outstanding and Shares issuable under this Plan, as it may in its discretion deem appropriate to reflect the event.

10.7     Unequal Treatment

In taking any of the steps provided in Sections 10.5 and 10.6, the Plan Administrator will not be required to treat all Awards similarly.

10.8     Issuance by Corporation of Additional Shares

Except as may otherwise be specified in this Article 10, neither the issuance by the Corporation of Shares or securities convertible into or exchangeable for Shares, nor the conversion or exchange of such Shares or securities, affects, and no adjustment by reason thereof is to be made with respect to the number of Shares that may be acquired as a result of a grant of Awards or other entitlements of the Participants under such Awards.

10.9     Fractions

No fractional Shares will be issued pursuant to an Award. Accordingly, where a Participant would become entitled to a fractional Share (whether as a result of any adjustment under this Article 10, a dividend equivalent or otherwise), the Participant has the right to acquire only the adjusted number of full Shares and no payment or other adjustment will be made with respect to the fractional Shares, which shall be disregarded.

ARTICLE 11

AMENDMENT, SUSPENSION OR TERMINATION OF THE PLAN

11.1     Amendment, Suspension, or Termination of the Plan

The Plan Administrator may from time to time, without notice and without approval of the holders of Voting Shares, amend, modify, change, suspend or terminate the Plan or any Awards granted pursuant to the Plan as it, in its discretion, determines appropriate, provided, however, that, except as otherwise provided for in this Plan:

(a)

no such amendment, modification, change, suspension or termination of the Plan or any Awards granted hereunder may materially impair any rights of a Participant or materially increase any obligations of a Participant under the Plan without the consent of the Participant, unless the Plan Administrator determines such adjustment is required or desirable in order to comply with any applicable law; and

(b)

any amendment that would cause an Award held by a U.S. Taxpayer be subject to the additional tax penalty under Section 409A(1)(B)(i)(II) of the Code shall be null and void ab initio with respect to the U.S. Taxpayer.

11.2     Shareholder Approval

Notwithstanding Section 11.1, approval of the holders of Voting Shares shall be required for any amendment, modification or change that:

(a)

increases the number of Shares reserved for issuance under the Plan, except pursuant to the provisions in the Plan which permit the Plan Administrator to make equitable adjustments in the event of transactions affecting the Corporation or its capital;

(b)	extends the term of an Award beyond its original expiry date;

(c)	permits Awards to be transferable or assignable other than for normal estate settlement purposes; or

(d)	deletes or reduces the range of amendments which require approval of the holders of Voting Shares under this Section 11.2.

11.3     Permitted Amendments

Without limiting the generality of Section 11.1, but subject to Section 11.2, the Plan Administrator may, without approval of the holders of Voting Shares, at any time or from time to time, amend the Plan for the purposes of:

(a)	making any amendments to the general vesting provisions of each Award;

(b)	making any amendments to the provisions set out in Article 8;

(c)

making any amendments to add covenants of the Corporation for the protection of Participants, as applicable, provided that the Plan Administrator shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the Participants, as applicable;

(d)

making any amendments not inconsistent with the Plan as may be necessary or desirable with respect to matters or questions which, in the good faith opinion of the Plan Administrator, having in mind the best interests of the Participants, it may be expedient to make, including amendments that are desirable as a result of changes in law in any jurisdiction where a Participant resides, provided that the Plan Administrator shall be of the opinion that such amendments and modifications will not be prejudicial to the interests of the Participants and Trustees; or

(e)

making such changes or corrections which, on the advice of counsel to the Corporation, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the Plan Administrator shall be of the opinion that such changes or corrections will not be prejudicial to the rights and interests of the Participants.

ARTICLE 12

MISCELLANEOUS

12.1     Legal Requirement

The Corporation is not obligated to grant any Awards, issue any Shares or other securities, make any payments or take any other action if, in the opinion of the Plan Administrator, in its discretion, such action would constitute a violation by a Participant or the Corporation of any provision of any applicable statutory or regulatory enactment of any government or government agency or the requirements of the Exchange (if applicable) upon which the Shares may then be listed.

12.2     Securities Law Compliance

No Awards shall be granted under the Plan and no Shares shall be issued and delivered under the Plan unless and until the Corporation and/or the Participant have complied with all applicable federal and state registration, listing and/or qualification requirements, if any, and all other requirements of law or of any regulatory agencies having jurisdiction.

12.3     No Other Benefit

No amount will be paid to, or in respect of, a Participant under the Plan to compensate for a downward fluctuation in the price of a Share, nor will any other form of benefit be conferred upon, or in respect of, a Participant for such purpose.

12.4     Rights of Participant

Except as may otherwise be specified in the applicable Engagement Agreement, no Participant has any claim or right to be granted an Award. No Participant has any rights (including, without limitation, voting rights, dividends entitlements (other than as set out in this Plan) or rights on liquidation) as a shareholder of the Corporation in respect of Shares issuable pursuant to any Award unless and until the allotment and issuance to such Participant, or as such Participant may direct, of certificates representing such Shares.

12.5     Corporate Action

Nothing contained in this Plan or in an Award shall be construed so as to prevent the Corporation from taking corporate action which is deemed by the Corporation to be appropriate or in its best interest, whether or not such action would have an adverse effect on this Plan or any Award.

12.6     Unfunded Plan

The Plan shall be unfunded. Neither the Corporation nor any delegate to whom authority has been delegated pursuant to Section 3.2 shall be required to establish any special or separate fund or to segregate any assets to assure the performance of its obligations under the Plan.

12.7     Conflict

In the event of any conflict between the provisions of this Plan and an Award Agreement, the provisions of the Award Agreement shall govern. In the event of any conflict between or among the provisions of this Plan, on the one hand, and a Participant’s Engagement Agreement with the Corporation or a Related Entity, as applicable, on the other hand, the provisions of the Engagement Agreement or other written agreement shall prevail.

12.8     Anti-Hedging Policy

By accepting an Award, each Participant acknowledges that he or she is restricted from purchasing financial instruments such as prepaid variable forward contracts, equity swaps, collars or similar securities or instruments that are designed to hedge or offset a decrease in the fair market value of Awards.

12.9     Participant Information

Each Participant shall provide the Corporation with all information (including personal information) required by the Corporation in order to administer the Plan. Each Participant acknowledges that information required by the Corporation in order to administer the Plan may be disclosed to any custodian appointed in respect of the Plan and other third parties, and may be disclosed to such Persons (including Persons located in jurisdictions other than the Participant’s jurisdiction of residence), in connection with the administration of the Plan. Each Participant consents to such disclosure and authorizes the Corporation to make such disclosure on the Participant’s behalf.

12.10     Participation in the Plan

The participation of any Participant in the Plan is entirely voluntary and not obligatory and shall not be interpreted as conferring upon such Participant any rights or privileges other than those rights and privileges expressly specified in the Plan. In particular, participation in the Plan does not constitute a condition of employment or engagement nor a commitment on the part of the Corporation to ensure the continued employment or engagement of such Participant. The Plan does not provide any guarantee against any loss which may result from fluctuations in the fair market value of the Shares. The Corporation does not assume responsibility for the income or other tax consequences for the Participants, each of whom is advised to consult with his or her own tax advisors.

12.11     Successors and Assigns

The Plan shall be binding on all successors and assigns of the Corporation and its Affiliates.

12.12     General Restrictions on Assignment

Except as required by law or as may otherwise be specified herein, the rights of a Participant under the Plan are not capable of being assigned, transferred, alienated, sold, encumbered, pledged, mortgaged or charged and are not capable of being subject to attachment or legal process for the payment of any debts or obligations of the Participant unless otherwise approved by the Plan Administrator.

12.13     Severability

The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision and any invalid or unenforceable provision shall be severed from the Plan.

12.14     Notices

All written notices to be given by a Participant to the Corporation shall be delivered personally, e-mail or mail, postage prepaid, addressed as follows:

Algoma Steel Holdings Inc.

105 West Street

Sault Ste. Marie, ON

P6A 7B4

Attention: Chief Financial Officer

All notices to a Participant will be addressed to the principal address of the Participant on file with the Corporation. Either the Corporation or the Participant may designate a different address by written notice to the other. Such notices are deemed to be received, if delivered personally or by e-mail, on the date of delivery, and if sent by mail, on the fifth Business Day following the date of mailing; provided that in the event of any actual or imminent postal disruption, notices shall be delivered to the appropriate party and not sent by mail. Any notice given by either the Participant or the Corporation is not binding on the recipient thereof until received.

12.15     Effective Date

This Plan becomes effective on the date hereof.

12.16     Governing Law

This Plan and all matters to which reference is made herein shall be governed by and interpreted in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein, without reference to conflicts of law rules.

12.17     Submission to Jurisdiction

The Corporation and each Participant irrevocably submits to the exclusive jurisdiction of the courts of competent jurisdiction in the Province of Ontario in respect of any action or proceeding relating in any way to the Plan, including, without limitation, with respect to the grant of Awards and any issuance of Shares made in accordance with the Plan.